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                                                                    EXHIBIT 2.05


                              ACQUISITION AGREEMENT

       THIS AGREEMENT ("Agreement") is made and dated March 3, 1999, by and between BEVERLY HILLS, LTD., a Utah corporation ("BHL") and LIAM GALLAGHER ("Gallagher"), individually and as the authorized agent for and on behalf of FOCUSED MEDIA LTD ("Focused") and GLOBAL GOLF LTD ("Global") and all of their respective shareholders. Unless the context clearly indicates otherwise, any references in this Agreement to "Gallagher" are intended to refer to Liam Gallagher both in his individual capacity and as authorized agent for and on behalf of Focused and Global and all of their respective shareholders, and any and all representations, covenants and undertakings on the part of "Gallagher" shall be construed accordingly.

       Attached hereto as Exhibit "A" and incorporated herein by reference are
(a) a 13-page business plan ("Plan") which was prepared by or pursuant to the direction of Gallagher for review by BHL in connection with BHL's consideration of the transactions encompassed by this Agreement, and (b) financial statements and notes thereto with respect to Global for its fiscal years ended May 31, 1997 and May 31, 1998 (the "Financial Statements"), which were likewise provided to BHL for its review in connection with its consideration of the transactions encompassed by this Agreement.

       IN CONSIDERATION OF the mutual covenants contained herein and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

       1. REPRESENTATIONS BY GALLAGHER. Gallagher represents and warrants to BHL as follows:

            1.1 Gallagher (individually) is the founder as well as the President and chief executive officer of Focused and Global, and, as such, has personal knowledge of all aspects of their business.

            1.2 Focused is a Republic of Ireland Company having its principal office c/o Michael White, Solicitor, Carndonagh, County Donegal, Ireland. Focused is authorized to issue 1,000,000 shares of common stock, of which 2 shares are presently issued and outstanding. Gallagher (individually) is the owner and holder of 1 share and EOIN O'SULLIVAN ("O'Sullivan") is the owner and holder of one 1 share. There are no other classes or shares of stock, or other securities of any kind or description, authorized, issued or outstanding with respect to Focused.

            1.3 Global is a Northern Ireland company having its principal place of business at Unit 27 Templemore Business Park, Northland Road, Derry, North Ireland BT48OLD. Global is authorized to issue 1,000,000 shares of common stock, of which 100,000 shares are presently issued and outstanding. Of the issued and outstanding shares, Gallagher (individually) owns or is lawfully entitled to 70%, O'Sullivan owns or is lawfully entitled to 10%, and various other individuals own or are lawfully entitled to 20%. There are no other classes or shares of stock, or other securities of any kind or description, authorized, issued or outstanding with respect to Global.

            1.4 The Plan sets forth a description of the present and projected business of Global, and the information contained therein is complete and accurate in all material respects.

            1.5 The Financial Statements and any and all other financial statements which have been provided to BHL for purposes of the transactions contemplated by this Agreement (a) are correct and complete, (b) fairly present the financial condition, assets and liabilities of the Company as at their respective dates and the results of their operations for the periods covered thereby and (c) have been prepared in accordance with generally accepted accounting principles consistently maintained.



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            1.6 Since the end of Global's last fiscal year, May 31, 1998,
Global's operations have resulted in additional losses not exceeding $150,000 U.S., but there have been no material adverse changes in Global's business or its prospects.

            1.7 Gallagher been authorized by O'Sullivan, as well as by Focused and Global, to act as the agent of each of them in negotiating and entering into this Agreement.

            1.8 No broker, finder, agent or similar intermediary ("Broker") has acted on behalf of Gallagher, Focused or Global in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

       2. SALE AND PURCHASE OF SHARES.

            2.1 SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions of this Agreement and in reliance upon Gallagher's representations, warranties and agreements contained herein, BHL agrees to acquire all of the issued and outstanding shares of Focused (the "Shares"), from Gallagher, O'Sullivan and/or any other individuals who may own or be entitled to any of said shares at the time of Closing (hereinafter, the "Sellers").

            2.2 OWNERSHIP OF GLOBAL. Gallagher represents and warrants that, at the time of Closing, Global shall be or become a wholly-owned subsidiary of Focused, and that Gallagher, O'Sullivan and any other individuals who may presently own or be entitled to any of Global's shares shall have relinquished their interests and claims with respect thereto.

            2.3 INDEMNIFICATION. Gallagher (individually) hereby agrees to indemnify BHL from any loss or damage sustained by BHL if, for any reason, (a) O'Sullivan and/or any other individuals who may own or be entitled to any shares of Global shall fail or refuse to relinquish their interests and claims thereto in favor of Focused, as represented by Gallagher in Paragraph 2.2 above, or (b) O'Sullivan and/or any other individual who may own or be entitled to the Shares shall fail or refuse to tender the same to BHL at the Closing.

            2.4 CLOSING. The closing of the purchase and sale of the Shares (the "Closing") will take place on March 31, 1999 or on such other date (whether earlier or later) as the parties may mutually agree in writing (hereinafter, the "Closing Date" or "time of Closing").

            2.5 PURCHASE PRICE: Subject to the terms and conditions of this Paragraph 2.5, BHL shall pay to the Sellers (pro rata, as their interests may appear), either 150,000 or 250,000 shares of the restricted common stock, $1.00 par value, of BHL (the "Shares").

                 (a) At the time of or as soon as practicable following the Closing, BHL shall cause 150,000 Shares to be issued or transferred into the names of the Sellers. In so doing, BHL shall be entitled to rely upon the written instructions provided by Gallagher at the time of Closing as to the person(s) entitled thereto and the number of said Shares to be issued or transferred to each, and Gallagher shall agree in writing to hold harmless and indemnify BHL and its officers, directors, attorneys and agents of and from any liability or expense incurred by BHL (including BHL's attorney's fees) in the event of any claim by any person which is contrary to or inconsistent with the instructions provided.

              (b) At the time of or as soon as practicable following the Closing, BHL shall also cause certificates representing an additional 100,000 Shares, endorsed in blank or accompanied by duly executed



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stock powers, with signature guaranteed, to be delivered to David R. Schachter,
Esq., an attorney at law of the State of New York, pursuant to an Escrow Agreement, which Escrow Agreement shall be executed by Gallagher individually and as the Sellers' authorized agent, BHL and said escrow agent (the "Escrow Agent") at the time of Closing. Said certificates and any associated stock powers are referred to herein as the Escrowed Certificates. The Escrow Agreement shall provide in substance as follows:

                     (i) That if Global realizes an Accumulated Net Operating Income (as hereinafter defined) equal to or exceeding the sum of $200,000 U.S. at any time during the period commencing on April 1, 1999 and ending on March 31, 2003 (the "Determination Period"), the Escrowed Certificates shall be forwarded to BHL's transfer agent, for reissuance of said 100,000 Shares to the Sellers, pro rata, according to their respective interests as instructed by Gallagher at the time of Closing. Thereupon, the Escrow Agreement shall be deemed terminated and neither BHL nor any of the Sellers shall have any further rights or claims against the other, or against the Escrow Agent, arising out of or in connection with this Agreement or the Escrow Agreement on account of or relating to said Shares.

                     (ii) That in the absence of their actual receipt of any information or documentation to the contrary, BHL and the Escrow Agent shall be entitled to rely upon the written instructions provided by Gallagher at the time of Closing as to the person(s) who will be entitled to said 100,000 Shares upon their release from escrow pursuant to (i) above, and that Gallagher shall hold harmless and indemnify BHL and its officers, directors, attorneys and agents, as well as the Escrow Agent and his heirs, executors, administrators, personal representatives and successors, of and from any liability or expense incurred by them (including their attorney's fees) in the event of any claim by any person which is contrary to or inconsistent with the instructions provided.

                     (iii) That the duties of the Escrow Agent are merely ministerial, and that the Escrow Agent shall in no wise be liable or accountable to any person for the release and delivery of any of the Escrowed Certificates or the Shares evidenced thereby, or for any failure to release and deliver the same, except for willful acts of bad faith. The Escrow Agreement shall also contain such other provisions for the protection of the Escrow Agent as are normal and customary in such agreements.

                     (iv) That if Global shall fail to realize an Accumulated Net Operating Income (as hereinafter defined) equal to or exceeding the sum of $200,000 U.S. at any time during the Determination Period then, upon the expiration of the Determination Period, the Escrowed Certificates shall be returned to BHL (or forwarded to BHL's transfer agent for reissuance to BHL, as appropriate). Thereupon, the Escrow Agreement shall be deemed terminated and neither BHL nor any of the Sellers shall have any further rights or claims against the other, or against the Escrow Agent, arising out of or in connection with this Agreement or the Escrow Agreement on account of or relating to said Shares.

                     (v) That the duties of the Escrow Agent are merely ministerial, and that the Escrow Agent shall in no wise be liable or accountable to any person for the release and delivery, or for any failure to release and deliver, any of the Escrowed Certificates or the Shares evidenced thereby, except for willful acts of bad faith.

              (c) For purposes of this Agreement, Accumulated Net Operating Income shall be as determined by Global's regularly engaged accountants, in accordance with generally accepted accounting principles consistently applied. Global's Net Operating Income shall be determined on a cash basis for each successive calendar quarter during the Determination Period (commencing with the calendar quarter ending June 30, 1999). Global's Accumulated Net Operating Income, as of any date, shall be the total of the Net Operating Income amounts (positive amounts being offset by any negative amounts) as so determined for all such calendar quarters preceding such date.



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            2.6 RESTRICTED NATURE OF SHARES. It is acknowledged that the BHL
Shares to be issued to the Sellers pursuant to this Agreement have not been registered, will be restricted, and may not be sold or otherwise transferred except in accordance with Rule 144 of the Securities Exchange Act of 1933, as amended.

            2.7 FINANCING COMMITMENT BY BHL. As a material part of the consideration for the acquisition pursuant to this Agreement, BHL agrees to provide up to $300,000 U.S. in cash capital to Global, for use in its operations and in expanding its business, in such installments and at such time or times as may be needed.

            2.8 PAYMENT TO LIAM GALLAGHER. At the time of Closing, BHL shall make a separate cash payment to Gallagher in the amount of $100,000. It is understood that said funds are needed and will be utilized in order to arrange for the relinquishment of certain minority interests in and/or claims against Global.

            2.9 INCLUDED ASSETS. Focused and (its wholly-owned subsidiary) Global shall be sold to and acquired by BHL with all of their property and assets of any kind, real or personal, tangible or intangible, including but not limited to any and all of their inventory, pending orders, accounts receivable, equipment, fixtures, leases, leasehold improvements, Cash on hand, deposits, Contracts and contract rights, customer lists, contacts, advantageous business relationships with vendors and other parties, computer software, Internet web sites, trade names, trademarks, service marks and other Intellectual Property rights, business records, and good will. Any and all domain names now or heretofore utilized in connection with the business of Global, whether registered to Global, Focused, Gallagher or any affiliated entity or person, shall likewise be included in the sale.

            2.10 NON-COMPETITION AGREEMENT. At the Closing, Gallagher and O'Sullivan shall each enter in agreements in form and content to the reasonable satisfaction of BHL and its attorneys, prohibiting Gallagher and O'Sullivan from competing with Global in any manner, or from assisting any entity or person in so doing, for a period of five (5) years from the date of Closing.

       3. DUE DILIGENCE.

            3.1 Commencing upon the execution of this Agreement, and continuing until the Closing, Gallagher and any other Sellers, Focused and Global shall provide to BHL and its attorneys and accountants, any and all such information and documents as they may request, together with any and all such other documents (whether or not specifically requested) as may be necessary or appropriate, in order to provide to BHL full disclosure of all material aspects of the business, operations and finances of Focused and Global. Any information and documents specifically requested shall be provided on a prompt basis, as soon as practicable following receipt of such request.

            3.2 If Gallagher, any other Sellers, Focused and Global shall fail to comply fully with their obligations pursuant to Paragraph 3.1 above, or any of the representations and warranties contained in this Agreement (including the Exhibits hereto) shall prove (whether by virtue of the information and documents provided pursuant to Paragraph 3.1 above or otherwise) to be false in any material respect; or if BHL, as the result of the information and documents provided during the due diligence process, shall find the condition of Focused and Global to be unsatisfactory in any other material respect; then BHL shall not be obligated to conclude the transactions contemplated by this Agreement, and shall be entitled to a full refund and reimbursement of any and all sums paid by BHL hereunder.

       4. ADDITIONAL REPRESENTATIONS; NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            (a) The representations, warranties, covenants and agreements contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate, financial



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statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, will be deemed to constitute the representations, warranties, covenants and agreements of the respective party delivering the same.

            (b) All information and documents provided to BHL during the due diligence process shall be deemed to constitute additional representations and warranties on the part of Gallagher, the other Sellers, Focused and Global that the information and the contents of the documents provided are true and correct in all material respects.

            (c) No representation or warranty made in this Agreement, and no Exhibit, document, statement, certificate or Schedule which has been furnished or is hereafter to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

            (d) Any representations and warranties which are made to BHL in connection with this transaction will not be affected or mitigated by any investigation conducted by BHL or its representatives prior to the Closing or by any knowledge of BHL, except to the extent that BHL or its officers, employees and legal representatives shall be shown to have been provided with affirmative written disclosure at or prior to the Closing.

            (e) All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of five (5) years (the "Survival Period") from the Closing, provided, however, that, any representation, warranty, covenant or agreement which is the subject of a claim or dispute asserted prior to the expiration of the Survival Period shall survive with respect to such claim or dispute until final resolution thereof.

       5. INDEMNIFICATION.

            5.1 OBLIGATION OF SELLER TO INDEMNIFY. At the Closing, the Sellers shall agree in writing to indemnify, defend and hold harmless BHL (and BHL's directors, officers, employees, affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, expenses and disbursements of attorneys, experts and consultants) ("Losses") incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party, or between the indemnified party and any third party, or otherwise based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty or covenant contained in this Agreement or in any Documents delivered by Gallagher, the Sellers, Focused or Global pursuant to this Agreement.

            5.2 BHL'S RIGHT OF OFFSET. Without limiting any other rights and notwithstanding anything to the contrary set forth herein, any amounts due to BHL pursuant to Paragraph 5.1 above may be offset by BHL against any unpaid balance of the purchase price (whether cash or stock) due to Sellers pursuant to this Agreement.

       6. MISCELLANEOUS.

                  6.1 RESOLUTION OF DISPUTES. Any and all disputes arising out of or in connection with this Agreement or any of its provisions (including the attached Exhibits and Schedules), or any Documents and



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agreements delivered pursuant hereto or in connection herewith, shall be resolved exclusively by arbitration proceedings in Atlanta, Georgia or at such other location as the parties may mutually agree, in accordance with the applicable rules of the American Arbitration Association. Judgment on the award rendered may be entered in any Court of competent jurisdiction. In connection with any such proceedings, the prevailing party, as determined by the arbitrator or arbitrators assigned, shall be entitled to its attorney's fees and costs in addition to any other relief granted.

                  6.2 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereby with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

                  6.3. MODIFICATIONS. This Agreement shall not be modified or modifiable except in a writing signed by the party or parties to be charged therewith.

                  6.4. SUCCESSORS AND ASSIGNS. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

                  6.5 FURTHER ASSURANCES. Each party will cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

                  6.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

                  6.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

                  6.8 SEVERABILITY OF PROVISIONS.

                  (a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

                  (b) If the application of any provision or any portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


ATTEST:
                                                  BEVERLY HILLS, LTD.


/s/ Charles Williams                              By: /s/ Michael Hanlons
-------------------------------------                 --------------------------
Charles Williams, Secretary                           Michael Hanlon, President

WITNESS:


/s/ illegible                                           /s/ Liam Gallagher
-------------------------------------                 --------------------------

                                                      Liam Gallagher,
                                                      Individually and as the
                                                      Authorized Agent for and
                                                      on behalf of Focused Media
                                                      Ltd., Global Golf Ltd. and
                                                      all of their respective
                                                      Shareholders


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